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EXHIBIT 4                              WARRANT


THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

No. 2 For the purchase of 1,250,000 shares of $.01 par value Common Stock, subject to adjustment as described below.

                                    FIRECOM, INC.
                            Common Stock Purchase Warrant

    This certifies that for value received NORWOOD VENTURE CORP. or registered assigns is entitled to purchase from Firecom, Inc., a New York corporation (the "Corporation"), up to 1,250,000 shares of the Corporation's $.01 par Value Common Stock at a price of $.35 per share (the "Exercise Price"), provided that such number of shares shall be automatically reduced on the last business day of each of the following months by up to the number of shares set forth opposite such month below if and to the extent that on or before such date and any prior date listed below the number of shares for which this Warrant is exercisable has not been reduced (either by the exercise thereof or by virtue of the automatic reduction provided in this sentence) by at least the number of shares set forth below opposite such date and any prior dates:

           DATE                                 NUMBER OF SHARE
           ----                                 ---------------

         September, 1995                             83,333
         December, 1995                              83,333
         March, 1996                                 83,333
         June, 1996                                  83,333
         September, 1996                             83,333
         December, 1996                              83,333
         March,1997                                  83,333
         June, 1997                                  83,333
         September, 1997                             83,333
         December, 1997                              83,333
         March, 1998                                 83,334
         June, 1998                                  83,334
         September, 1998                             83,334
         December, 1998                              83,334
         March, 1999                                 83,334



(the number of shares in this sentence being subject to further adjustment as hereinafter provided).


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     This Warrant shall expire on June 30, 2000 or on such earlier date as the number of shares purchasable on the exercise of this Warrant shall be reduced to zero pursuant to the schedule set forth above. Notwithstanding the foregoing, this Warrant shall not expire prior to March 31, 1999 unless the Corporation shall have given the holder thereof not less than 60 days' nor more than 90 days' prior written notice of any earlier expiration date under the provisions of this paragraph.

     This Warrant is exercisable at any time on surrender to the Corporation at 39-27 59th Street, Woodside, New York 11377 of this Warrant together with a statement in the form attached hereto (with the blanks in such form appropriately completed) of such holder's election to purchase, together with the payment of the Exercise Price. The holder shall be deemed to be the record holder of the shares thereby purchased as of the close of business on the date this Warrant shall be exercised. On any partial exercise of this Warrant, the Corporation shall promptly issue to the holder a new Warrant evidencing the rights of such holder under this Warrant which remain unexercised.

     The number and type of securities for which this Warrant is exercisable shall be appropriately changed and adjusted (and the automatic reduction in the number of shares purchasable hereunder shall similarly and proportionally be changed and adjusted) in the event that the Corporation subdivides, reclassifies or combines, or declares or pays a dividend (other than a cash dividend) on its Common Stock or merges or consolidates with any other corporation, reorganizes or transfers other than in the ordinary course of its business all or substantially all of the assets of the Corporation or liquidates or dissolves. Such changes or adjustments shall be effected equitably in such manner that the holder shall thereafter be entitled to receive upon exercise of the Warrant shares of the Corporation's capital stock and other securities and consideration as nearly equivalent (on an economic basis) as practicable to what the holder would have been entitled to receive if the exercise of this Warrant had occurred immediately prior to such event.

     The Corporation shall give written notice to the record holder of this Warrant at such holder's address appearing on the Corporation's records of any of the events which would cause a change or adjustment pursuant to the preceding paragraph and of any proposed payment of any dividend or other distribution to the holders of Common Stock, which notice shall be given at least twenty days prior to the earlier of the date on which such event is to occur or such payment is to be made and the record date, if any, with respect thereto. Such notice shall specify any such record date, the date on which such event is to take place and such facts as shall be reasonably necessary to indicate the effect of such event on the number, kind or class of shares or other securities or consideration that shall be deliverable or purchasable upon the occurrence of such event or upon the exercise of this Warrant. As to any change or adjustment to be made pursuant to the preceding paragraph, the determination of the Corporation's certified public accountants shall be determinative absent manifest error.

     This Warrant may be divided and is transferable at the principal office of the Corporation by the registered holder hereof or by holder's attorney thereunto duly authorized upon surrender of this Warrant duly endorsed. If the right to purchase less than all of the securities covered hereby shall be transferred, the registered holder hereof shall be entitled to receive a new Warrant or Warrants covering in aggregate the number of securities with


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respect to which the right to purchase shall not have been so transferred, and the transferee or transferees shall be entitled to receive a new Warrant or Warrants covering in the aggregate the remaining number of shares.

     The Corporation may deem and treat the registered holder hereof as the absolute owner of this Warrant (notwithstanding any notations of ownership or writing hereon made by anyone other than the Corporation) for all purposes and shall not be affected by any notice to the contrary.

     IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed on its behalf by a duly authorized officer, as of this 7th day of June, 1995.



     [SEAL]                   FIRECOM, INC.


                              By: /S/Paul Mendez
                                  --------------
                                  President


Attest:


/S/ Richard K. Nelson
- ---------------------
Assistant Secretary